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                                                                  EXHIBIT 12.1


                   STATEMENT RE: COMPUTATION OF RATIOS OF
                          EARNINGS TO FIXED CHARGES


                                             Predecessor                                   OSG
                                       ----------------------------------------------------------------------------------
                                                    Fiscal Year Ended December 31,                     Three Months Ended
                                       --------------------------------------------------------      ----------------------
                                                                                                     March 30,     March 28,
                                        1993        1994         1995        1996         1997         1997          1998
                                       ------      ------       ------      ------       ------      --------      --------
(Dollars in thousands)
Income (loss) before taxes             $   12      $  638       $   92      $1,443       $  112      $ (105)      $  199
Fixed charges reflected in
  income (loss) before taxes
     Interest expense                     208       3,116        3,689       3,646        4,221       1,341        2,829
     One-third of rental expenses         330         337          342         378          461         115          199
                                       ------      ------       ------      ------       ------      ------       ------
Total Fixed Charges                       538       3,453        4,031       4,024        4,682       1,456        3,028
                                       ------      ------       ------      ------       ------      ------       ------
                                       ------      ------       ------      ------       ------      ------       ------
Income (loss) before taxes
  plus fixed charges above                550       4,091        4,123       5,467        4,794       1,351        3,227
Fixed charge ratio                       1.02  x     1.18  x      1.02  x     1.36  x      1.02  x     0.93  x      1.07  x
    Deficiency                              -           -            -           -            -      $  105            -